Exhibit 3
SCHEDULE 13D

CUSIP No. 685317109	Page 15 of 15 Pages
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.
Date: October 31, 2008

NO FEAR, INC.
By:	/s/ Mark Simo
	Name:	Mark Simo
	Title:	Chief Executive Officer

MARK SIMO
By:	/s/ Mark Simo
	Name:	Mark Simo

BRIAN SIMO
By:	/s/ Brian Simo
	Name:	Brian Simo